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                               SERVICES AGREEMENT


        THIS SERVICES AGREEMENT (this "Agreement" dated as of the 27th day of August, 1998, is made by and between TRITEL COMMUNICATIONS, INC., a Delaware corporations ("Tritel") and GALAXY PERSONAL COMMUNICATIONS SERVICES, INC., a Delaware corporation ("Galaxy"), which is a wholly owned subsidiary of WORLD ACCESS, INC., a Delaware corporation.

        In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

SECTION 1. THE SERVICES

1.1 SERVICES.

        Galaxy will perform the services described on Exhibit A (the "Services") for Tritel (or subsidiaries or entities under common control with Tritel, as directed by Tritel regarding the project described therein (the "Project") in accordance with the terms and conditions of the Agreement. Galaxy will perform the Services in a professional, workmanlike manner, will exercise reasonable skill, care and diligence in the performance of the Services and will carry out its responsibilities in accordance with industry accepted good professional engineering practices and in compliance with all standards and rules reasonably established by Tritel from time to time; provided, however, that any timetables agreed to by Galaxy shall be subject to appropriate adjustment in the event Tritel materially changes its established standards and rules. Unless otherwise agreed to by Tritel in writing, Galaxy will provide all personnel, equipment and supplies necessary or appropriate to perform the Services.

1.2 EXAMINATION OF THE SERVICES.

        Galaxy has examined the applicable ordinances, rules and regulations, and has examined the markets where the Services will be provided and satisfied itself as to all conditions to be encountered in the performance of the Services.

1.3 TIME IS OF THE ESSENCE.

        Upon execution of this Agreement, the parties shall promptly negotiate and establish a general overall progress schedule for the performance of the Services in all markets subject to this Agreement and completion of the Project, which schedule shall be supplemented (prior to commencing Services in any market) with more detailed and mutually established market by market progress schedules (the general and more detailed progress schedules may be hereafter referred to collectively as the "Progress Schedule") which shall include a description of milestones marking the completion of certain successive phases of the Services (the "Milestones"). The Progress Schedule, when executed by Tritel and Galaxy, shall be deemed an
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addendum to this Agreement and become an integral part of this Agreement. The
Progress Schedule may be amended by mutual agreement of Tritel and Galaxy in writing.

        In the performance of Galaxy's obligations under this Agreement, time is of the essence. Galaxy agrees to see to the timely performance of the Services in accordance with the Progress Schedule and will not delay (beyond deadlines established in the Progress Schedule) or interfere with other portions of work on the Project. Galaxy recognizes that Tritel will incur severe economic loss if the Project is not timely completed, and that Galaxy will be responsible to compensate Tritel for such loss in accordance with Section 1.9 if Galaxy does not comply with the Progress Schedule. Because the activities of Galaxy are dependent upon other organizations' delivery of services and goods, Galaxy shall not be held liable for delays caused by third parties beyond its control.

1.4 COMMENCEMENT AND PROGRESS.

        Upon Tritel and Galaxy's mutual execution of the Progress Schedule, Galaxy will commence providing Services within a market specified by Tritel within three (3) weeks after written notice from Tritel to Galaxy, and shall provide the Services diligently and in accordance with the Progress Schedule.

1.5 PRIORITY OF SERVICES.

        Within the parameters of the Progress Schedule, Tritel shall have the right to decide the time, order and priority in which the various portions of the Services shall be performed and all other matters relevant to the timely and orderly conduct of Galaxy's Services.

1.6 COORDINATION.

        Galaxy shall cooperate with Tritel and all other contractors involved in the Project in the provision of the Services. Tritel shall cooperate with Galaxy in connection with its provision of the Services, and shall instruct its contractors and agents involved in the Project to do likewise.

1.7 AUTHORIZED REPRESENTATIVE; PERSONNEL.

        Galaxy shall designate one or more persons who shall be Galaxy's authorized representative(s) on-site and off-site. Tritel shall have the right to approve any personnel assigned by Galaxy to perform any Services, which approval shall not be unreasonably withheld or delayed.

1.8 ASSIGNMENT AND SUBCONTRACTING.

        Galaxy will not assign the work under this Agreement, or subcontract any portion of it, without the written consent of Tritel. Galaxy will not make any assignment of payments to be earned by Galaxy under this agreement without the prior written approval of Tritel.

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1.9 CONSEQUENCES FOR DELAY.

        Except as noted below, in the event of a delay of Galaxy referred to in
Section 1.3, there shall be deducted from the Compensation payable to Galaxy the following amounts: (a) a charge equal to [CONFIDENTIAL TREATMENT REQUESTED] per day per cell site for each day of delay in the Progress Schedule (or, if Tritel incurs extraordinary expense to maintain its schedule in spite of Galaxy's delay, an amount equal to such expense) materially attributable to Galaxy, subject to a maximum delay charge of [CONFIDENTIAL TREATMENT REQUESTED] per cell site; or (b) a charge equal to [CONFIDENTIAL TREATMENT REQUESTED] per day per each cell site within a system or cluster of cell sites each as will be mutually defined in the Progress Schedule (which system or cluster cannot be placed in commercial service due to one or more cell sites within such system or cluster not being placed in commercial service) for each day of delay in the Progress Schedule (or if Tritel incurs extraordinary expense to maintain its schedule in spite of Galaxy's delay, an amount equal to such expense), subject to a maximum delay charge of [CONFIDENTIAL TREATMENT REQUESTED] per cell site for each cell site within such system or cluster.

        Galaxy will be excused for any delay caused by acts of God, war (including civil war), civil unrest, acts of government, fire, floods, explosions, inclement weather, epidemics, quarantine restrictions, interplanetary catastrophes, delays solely caused by Tritel or its vendors or other contractors, or other events beyond the control of Galaxy. Galaxy will be entitled to extensions of time for such delay only upon written notice to Tritel within ten (10) days after commencement of the delay.

        The foregoing sums represent the amount of liquidated damages which the parties have agreed upon as a compensation to Tritel for any delay in placing Tritel's systems in commercial service in accordance with the Progress Schedule as a result of Galaxy's delay or interference. The parties acknowledge that such sums represent a fair and equitable amount of compensation for delay in view of the impossibility of ascertaining actual damages. The foregoing liquidated damages clause shall, however, be in addition to and not in substitution for any other rights or remedies which Tritel may have under this Agreement or otherwise against Galaxy by reason of its failure to complete the Services with the time limits referred to above.

        If due to any act or omission of Galaxy mutually agreed Acceptance Criteria (defined below) are not met and the commercial launch of a system is delayed, in addition to the delay liquidated damages set forth above, Galaxy shall corrected to Tritel's reasonable satisfaction, at Galaxy's sole cost, any deficiency in the implementation of fixed network services that is within Galaxy's sole control. The provisions of this paragraph shall not apply to deficiencies caused by Tritel's deviation from the original project criteria or by Tritel's direction to conduct implementation or interconnect activities in a manner inconsistent with Galaxy's recommendations.

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SECTION 2. COMPENSATION

2.1 COMPENSATION.

        Tritel will pay Galaxy for Services rendered in accordance with Exhibit B (the "Compensation"). Unless expressly excluded pursuant to the terms of this Agreement, all costs and expenses related to the provision of the Services are included in the Compensation. However, any state and local sales or use taxes arising from Tritel's payment of the Compensation are not included and, if applicable, shall be payable by Tritel.

2.2 PAYMENT TERMS.

        Galaxy will submit invoices to Tritel in accordance with the Milestone schedule set forth in Exhibit A. Tritel will remit all properly payable amounts within thirty (30) days of Tritel receipt of any such invoice unless Tritel elects the financing option set forth below. Tritel may elect to finance the payment of any invoice for a period of up to nine months. If Tritel so elects, interest will begin to accrue on all charges set forth in any deferred invoice at a floating per annum rate equal to the prime rate of interest published in The Wall Street Journal plus one percent beginning on the thirty-first day following Tritel's receipt of any such invoice. Each invoice will describe, in reasonable detail and with respect to the relevant invoice period (a) a description of the Services provided, and (b) any work product created. The Compensation shall not be altered except as specifically provided for in this Agreement.

2.3 INVOICE REPRESENTATION.

        All invoices must be accompanied by a representation and warranty of Galaxy that all laborers, subcontractors, suppliers and others who might claim lien rights on the Project have been or will be timely paid in full.

2.4 PAYMENT NOT ACCEPTANCE.

        Payment to Galaxy alone does not constitute or imply acceptance by Tritel of any portion of Galaxy's Services.

2.5 GALAXY PAYMENT FAILURE.

        If it appears to Tritel that the labor, material and other bills incurred in the performance of Galaxy's Services (which if unpaid may give rise to lien rights or claims on the Project) are not being currently paid, Tritel may take such steps as it deems necessary to insure that the money paid to Galaxy will be utilized to pay such bills.

2.6 BACK CHARGES AND WITHHOLDS.

        Tritel may withhold payments from Galaxy in amounts that are sufficient to protect Tritel in the event of any of the following:

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        (a) Galaxy's improper or delayed works, defective work or damage to the work, which is not corrected by it;

        (b) Any claims Tritel may have against Galaxy arising out of other projects;

        (c) Filing of any claims, demands, suits, attachments and/or liens against Galaxy;

        (d) Reasonable evidence brought to Tritel's attention that any claims, demands, suits, attachments and/or liens are to be filed against Galaxy which could potentially affect the Project;

        (e) Reasonable evidence brought to Tritel's attention of prospective insolvency of Galaxy; or

        (f) Any bona fide claim or lien against Tritel or the premises upon which the Services were performed which arises out of Galaxy's default in its performance of this Agreement. 2.7 FINAL PAYMENT.

2.7 FINAL PAYMENT.

        The final payment will be due when Galaxy's Services have been completed and accepted by Tritel, which acceptance shall not be unreasonably withheld. For purposes of this Section 2.7, final payment shall be deemed to have been made upon Tritel's election to finance the charges subject to the final payment, effective upon Tritel's provision of notice of such election to Galaxy. The making and acceptance of final payment constitutes a waiver of any claims by Galaxy against Tritel for compensation for extra work or for compensation of any kind claimed by Galaxy because of the activities of Tritel in connection with the Project. Prior to final payment Galaxy shall submit to Tritel:

        (a) Galaxy's affidavit that all payrolls, bills for materials and equipment, and other indebtedness connected with Galaxy's Services for which Tritel or its property might in any way be liable, have been paid, or otherwise satisfied;

        (b) Satisfaction of all required acceptance criteria which shall be mutually established by Tritel and Galaxy within 90 days of execution of this Agreement in accordance with the parameters and procedures set forth in the General Milestone and Acceptance Criteria Schedule attached as Exhibit C (such acceptance criteria as shall be established may be referred to as the "Acceptance Criteria"); and

        (c) Other data as reasonably required by Tritel, such as receipts, releases, and waivers of liens.

Final payment shall constitute a waiver of all claims by Galaxy for additional compensation relating to Galaxy's Services, but shall in no way relieve Galaxy of liability for obligations

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assumed under this Agreement or for faulty or defective work appearing within sixty (60) days from the later of (i) final payment; or (ii) commercial in-service use of the applicable system.

2.8 SUSPENSION OF SERVICES.

        During the term of this Agreement, Tritel may elect to suspend Services in progress in a specific market due to any of the following conditions:

        (i) FCC or state regulatory actions which affect a specific Tritel service area;

        (ii) Moratoriums or similar actions imposed by state or local authorities which would materially affect Tritel's ability to complete network deployment within such area; or

        (iii)  Mutual agreement by Galaxy and Tritel.

If Services were suspended as a result of any of the above conditions, Galaxy would receive demobilization compensation during the suspension and remobilization compensation if Galaxy's personnel are remobilized. Demobilization compensation will equal 30% of the hourly rates of personnel demobilized (assuming a 9-hour workday and 5-day workweek during any period of demobilization) plus a demobilization fee of $2,000 per person demobilized. Upon remobilization, Galaxy will be paid a fee of $2,000 per Galaxy employee remobilized. Tritel would not assign work in progress, suspended under this provision, to other contractors or internal personnel for resumption of work without the mutual consent of Tritel and Galaxy. The Progress Schedule for any market suspended shall be tolled during any period of suspension. No suspension of services under this provision will occur prior to completion of the design phase and issuance of search rings.

SECTION 3. TERM.

        The term of this Agreement will commence on the date hereof and, unless otherwise earlier terminated pursuant to Section II or extended upon mutual agreement of the parties, will end upon the earlier of: (i) Galaxy's completion and Tritel's acceptance of the Services (as determined by the Acceptance Criteria); or (ii) fifteen (15) months from the date of Galaxy's commencement of Services in the last market of Tritel in the Project covered by this Agreement.

SECTION 4. INDEPENDENT CONTRACTOR.

        Galaxy will perform the Services as an independent contractor of Tritel, and this Agreement will not be construed to create a partnership, joint venture or employment relationship between Galaxy and Tritel. Galaxy will not represent itself to be an . employee or agent of Tritel or enter into any agreement on Tritel's behalf or in Tritel's name, unless Galaxy is specifically authorized in writing by Tritel to do so.

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SECTION 5. COMPLIANCE WITH LAWS.

        Galaxy will at its own cost (a) comply with all federal, state and local laws, ordinances, regulations and orders with respect to its performance of the Services (collectively, the "laws"), (b) file all reports relating to the Services (including, without limitation, tax returns), (c) pay all filing fees and federal, state and local taxes applicable to Galaxy's business as the same shall become due, and (d) pay all amounts required under local, state and federal workers' compensation acts, disability benefit acts, unemployment insurance acts and other employee benefit acts when due. Galaxy will provide Tritel with such documents and other supporting materials as Tritel may reasonably request to evidence Galaxy's continuing compliance with this Section
5. Galaxy is liable to Tritel for all fines and penalties attributable to any acts of commission or omission by Galaxy, its employees and agents resulting from the failure to comply with laws.

SECTION 6. INSURANCE.

6.1 COVERAGE REQUIREMENTS.

        Prior to providing any Services, Galaxy will procure and maintain throughout the term of this Agreement insurance policies (including, without limitation, automobile insurance, commercial liability insurance, professional liability insurance and statutory workers' compensation insurance) that are sufficient to protect Galaxy's business against all applicable risks and, upon Tritel's request, furnish Tritel with an endorsement from the insurance carriers showing Tritel as an additional insured under Galaxy's insurance. Galaxy will provide Tritel with certificates of insurance and other supporting materials as Tritel may reasonably request to evidence Galaxy's continuing compliance with the preceding sentence.

6.2 CANCELLATION.

        Galaxy's insurance policies shall contain a provision that coverage afforded under the policies will not be canceled, changed in a manner to reduce coverage from the levels currently in effect or not renewed (unless replaced with equivalent coverage with an alternate carrier) until at least thirty days' prior written notice has been given to Tritel. A statement to this effect will be included with Galaxy's insurance certificates. Certificates of insurance acceptable to Tritel shall be filed with Tritel prior to the commencement of Galaxy's Services.

6.3 WAIVER OF SUBROGATION.

        Tritel and Galaxy waive all rights against each other and against separate contractors, and all other subcontractors for damages caused by fire or other perils to the extent covered by Builder's Risk or any other property insurance purchased for the Project, except such rights as they may have to the proceeds of such insurance.

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6.4 RISK OF LOSS.

        Galaxy will be liable for all loss or damage, other than ordinary wear and tear, to Tritel's property in Galaxy's possession or control. In the event of any such loss or damage, Galaxy will pay Tritel the full current replacement cost of such equipment or property within thirty (30) days after its loss or damage.

6.5 NO WORKERS' COMPENSATION LIMITATION ON INDEMNITY.

        In any and all claims against Tritel by any employee of Galaxy or anyone directly or indirectly employed by Galaxy or anyone for whose acts Galaxy may be liable, the indemnification obligations under Section 9 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Galaxy under Workers' Compensation laws, disability benefit laws or other employee benefit laws.

SECTION 7. OWNERSHIP AND USE OF PROPRIETARY MATERIALS

7.1 PROPRIETARY MATERIALS.

        As used in this Agreement, "Proprietary Materials" means all products, devices, computer programs, techniques, know-how, algorithms, procedures, discoveries or inventions, whether patentable or copyrightable and whether reduced to practice, and all materials, texts, drawings, specifications, source code, data and other recorded information, in preliminary or final form and on any media whatsoever, that (a) is within the scope of the Project or (b) reduced to practice, developed, discovered, invented or made by Galaxy during the term of this Agreement, whether solely or jointly with others, and for the purposes of performing the Services.

7.2 OWNERSHIP.

        Tritel will be the exclusive owner of all Proprietary Materials arising from Galaxy's performance of this Agreement. To the extent permitted under the U.S. Copyright Act (17 USC ss. 101 et seq., and any successor statute thereto), the Proprietary Materials will constitute "works made for hire," and the ownership of such Proprietary Materials will vest in Tritel at the time they are created. To the extent the Proprietary Materials are not "works made for hire" under applicable copyright laws, Galaxy hereby assigns and transfers to Tritel all right, title and interest that Galaxy may now or hereafter have in the Proprietary Materials, subject to the limitations set forth in Section 7.4. Galaxy will promptly disclose to Tritel all Proprietary Materials.

7.3 FURTHER ACTS.

        Galaxy will take such action (including, but not limited to, the execution, acknowledgement, delivery and assistance in preparation of documents or the giving of testimony) as may be requested by Tritel to evidence, transfer, vest or confirm Tritel's right, title and interest in the Proprietary Materials.

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7.4 LIMITATION.

        Notwithstanding any other provision of this Agreement to the contrary, this Section 7 will not obligate Galaxy to assign or offer to assign to Tritel any of Galaxy's rights in an invention for which no equipment, supplies, facilities or trade secret information of Tritel was used and which was developed entirely on Galaxy's own time, unless the invention relates directly to the Project.

7.5 USE.

        Except as required for Galaxy's performance of the Services or as authorized in writing by Tritel, Galaxy will not use, disclose, publish or distribute any Proprietary Materials or remove any Proprietary Materials from Tritel's premises. Galaxy will hold all Proprietary Materials in trust for Tritel and will deliver them to Tritel upon request and in any event upon the expiration or termination of this Agreement.

7.6 NON-INFRINGEMENT WARRANTY.

        Galaxy represents and warrants that any Proprietary Materials originating from Galaxy, and the exercise by Tritel of its rights hereunder with respect to the Proprietary Materials, will not infringe upon, violate or misappropriate any patent, copyright, trade secret, trademark, contract or other right or interest of any third party.

7.7 OTHER COMPANIES.

        During the course of executing the amended services, Galaxy employees may use software and documentation created by other service companies. Each Galaxy employee who uses these software products must agree in writing to protect any confidential information they acquire through training on or use of these software products.

7.8 REMEDIES.

        Galaxy agrees that damages may be inadequate to compensate for the unique losses to be suffered in the event of a breach of the provisions set forth in Sections 7.1 through 7.7, and that Tritel will be entitled, in addition to any other remedy it may have under this Agreement or at law, to seek and obtain injunctive and other equitable relief, including specific performance of the terms of this Agreement without the necessity of posting bond.

SECTION 8. NO CONFLICTING OBLIGATIONS.

8.1 OTHER AGREEMENTS.

        Galaxy's execution, delivery and performance of this Agreement will not violate any other employment, nondisclosure, confidentiality, consulting or other agreement to which Galaxy is a party or by which it may be bound.

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8.2 THIRD-PARTY CONFIDENTIAL INFORMATION.

        Galaxy will not use, in the performance of the Services or the creation of any Proprietary Materials, or disclose to Tritel any confidential or proprietary information of any other person if such use or disclosure would violate any obligation or duty that Galaxy owes to such other person. Galaxy's compliance with this Section 8.2 will not prohibit, restrict or impair Galaxy's performance of the Services and it's other obligations and duties to Tritel.

SECTION 9. INDEMNIFICATION.

        Galaxy shall indemnify, defend and hold Tritel (and Tritel's agents, legal representatives, officers, directors, shareholders and employees) harmless from all claims, damages, losses, costs, expenses (including attorneys' fees) and liabilities, including any amounts paid in satisfaction of judgments, in compromise or as fines and penalties, arising out of or resulting from any claim, action, investigation or other proceeding (including any proceeding by any of Galaxy's employees, agents or subcontractors), actual or threatened, that is based upon (a) a default by Galaxy in the performance of its obligations under this Agreement, (b) any representation or warranty of Galaxy being untrue in any material respect, (c) the conduct of Galaxy's business, (d) any negligent act or omission of Galaxy, or (e) the infringement or misappropriation of any foreign or United States patent, copyright, trade secret or other proprietary right by the Proprietary Materials originating from Galaxy.

SECTION 10. NONDISCLOSURE AGREEMENT

        As a condition to Tritel's obligations under this Agreement, Galaxy agrees to abide by all the terms and conditions of that certain Non-disclosure Agreement dated as of May 28, 1998, executed by and between Tritel and Galaxy (the "Non-disclosure Agreement").

SECTION 11. TERMINATION.

11.1 TERMINATION FOR CAUSE.

        Tritel may terminate this Agreement upon an Event of Default (defined below), provided, however, that as to any of the matters set forth in subparagraphs (iii) through (vii) of Section 13: (a) Tritel sends written notice to Galaxy describing the breach in reasonable detail, (b) Galaxy does not cure the breach within thirty (30) days following its receipt of such notice, and (c) following the expiration of the thirty-day cure period, Tritel sends a second written notice to Galaxy indicating Tritel's desire to terminate this Agreement. If an Event of Default results from any of the matters set forth in subparagraphs (i) and (ii) of Section 13, Tritel's termination of this Agreement shall be effective upon giving notice of termination to Galaxy. Galaxy may terminate this Agreement upon Tritel's material breach of this Agreement, provided that (a) Galaxy sends written notice to Tritel describing the breach in reasonable detail, (b) Tritel does not cure the breach within thirty (30) days following its receipt of such notice, and (c) following the expiration of the thirty-day cure period, Galaxy sends a second written notice to Tritel indicating Galaxy's desire to terminate this Agreement.

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        If Tritel terminates this Agreement for cause as described above,
Tritel, without prejudice to any other remedy it might have, may terminate this Agreement and complete the Services by such means as Tritel deems fit. In such case, Galaxy shall not be entitled to receive any further payment until Galaxy's Services are completed. If the unpaid balance of the Compensation shall exceed the aggregate of (1) the expense of Tritel of completing the Services, including compensation for additional managerial and administrative services, and (2) the losses and damages of Tritel, including its attorneys' fees and litigation expense, such excess shall be paid to Galaxy. If the expense of completing Galaxy's Services and the losses and damages of Tritel shall exceed the unpaid balance of the Compensation, Galaxy shall pay the difference to Tritel promptly on demand.

11.2 TERMINATION FOR CONVENIENCE.

        Either Tritel or Galaxy may terminate this Agreement at any time upon ninety (90) days' written notice to the other (a "Termination for Convenience"). Upon a Termination for Convenience by Tritel, Galaxy shall be compensated for any Services rendered but which have not been paid ("Unpaid Services") on a time and materials basis as set forth in Exhibit B, unless the Unpaid Services constitute a Milestone in which case payment shall be made in accordance with the Milestone schedule set forth in Exhibit B. Upon a Termination for Convenience by Galaxy, Galaxy shall not be compensated for any Unpaid Services unless the Unpaid Services constitute a Milestone in which case payment shall be made in accordance with the Milestone schedule set forth in Exhibit B.

11.3 SURVIVAL.

        Sections 5 and 7 and Sections 9 through 24 (together with all other provisions of this Agreement that may reasonably be interpreted or construed as surviving termination of the Term) will survive the termination of the Term.

SECTION 12. NOTICES.

        All notices given hereunder will be given (and shall be deemed to have been given upon receipt) in writing, will refer to this Agreement and will be personally delivered, sent by telecopy, by other electronic facsimile transmission or by registered or certified mail (return receipt requested) to the address set forth below the parties' signatures at the end of this Agreement. Any party may from time to time change such address by giving the other party notice of such change in accordance with this Section 12.

SECTION 13. EVENT OF DEFAULT.

        For the purposes of this Agreement an "Event of Default shall be if:

        (i) At any time there shall be filed by or against Galaxy in any court a petition in bankruptcy or insolvency or for reorganization or for the appointment of a

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               receiver or trustee of all or a portion of the property of
               Galaxy, and within twenty (20) days from the filing date Galaxy fails to secure a discharge; or

        (ii) Galaxy makes an assignment for the benefit of creditors or petitions for or enters into an agreement or arrangement with its creditors; or

        (iii) Galaxy materially fails to prosecute the Services in accordance with the Acceptance Criteria, and therefore, fails to complete the Services entirely on or before any date established in the Progress Schedule for partial, substantial or final completion (except for delays for which Galaxy is entitled to additional time); or

        (iv) There is a breach of any of Galaxy's representation or warranties contained in this Agreement or required to accompany any invoice rendered under this Agreement; or

        (v) Galaxy fails to supply sufficient labor, material and/or equipment so as to complete the Services in accordance with the Progress Schedule, unless such delay is excused in accordance with Section 1.9; or

        (vi) Galaxy performs defective work and fails to correct promptly and properly such defective work; or

        (vii) Without limitation, Galaxy fails to perform any material provision of this Agreement.

SECTION 14.    ASSIGNMENT

        Galaxy may not assign this Agreement, in whole nor in part, without Tritel's prior written consent. Tritel may assign its rights hereunder to (a) any corporation or other entity resulting from any merger, consolidation or other reorganization to which Tritel is a party, (b) any corporation, partnership, association or other entity or person to which Tritel may transfer all or substantially all of the assets and business of Tritel existing at such time, or (c) any subsidiary of or entity under common control with Tritel. Upon any such assignment by Tritel and the full and unconditional assumption by such assignee of all of Tritel's obligations hereunder arising after such assignment, Tritel shall be released and free from any obligation or liability under this Agreement arising after such assignment. All the terms and provisions of this Agreement will be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

SECTION 15. PERSONNEL

        The terms and conditions of this Agreement will be binding upon Galaxy's employees, agents, subcontractors and affiliates.

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SECTION 16. WAIVERS

        No delay or failure by any party hereto in exercising or enforcing any of its rights or remedies hereunder, and no course of dealing or performance with respect thereto, will constitute a waiver thereof. The express waiver by a party hereto of any right or remedy in a particular instance or will not constitute a waiver thereof in any other instance. All rights and remedies will be cumulative and not exclusive of any other rights or remedies.

SECTION 17. AMENDMENTS

        No amendment, waiver or discharge of any provision of this Agreement will be effective unless made in writing that specifically identifies this Agreement and the provision intended to be amended, waived or discharged and signed by Tritel and Galaxy. Each such amendment, waiver or discharge will be effective only in the specific instance and for the specific purpose for which given.

SECTION 18. APPLICABLE LAW

        This Agreement and each of the documents referred to herein shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Mississippi, without regard to any rules governing conflicts of laws. Any action to enforce arising out of, or relating in any way to, any of the provisions of this Agreement may be brought and prosecuted only within such court or courts located in the State of Mississippi as is provided by law; and the parties consent to the jurisdiction of said court or courts located in the State of Mississippi and the service of process by registered mail, return receipt requested, or by any other manner provided by law.

SECTION 19. SEVERABILITY

        If any provision of this Agreement is held invalid, illegal or unenforceable in any jurisdiction, for any reason, then, to the full extent permitted by law (a) all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability will not affect the jurisdiction thereover will have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.

SECTION 20. ENTIRE AGREEMENT

        This Agreement and the Non-disclosure Agreement, including the exhibits and schedules hereto and thereto, constitute the entire agreement between the parties with respect to their subject matters, and all prior or contemporaneous oral or written communications, understandings or agreements between the parties with respect to such subject matters are hereby superseded in their entireties.

SECTION 21. DISPUTES

21.1    AGREEMENT TO ARBITRATE.

        All claims, disputes and matters in question arising out of, or relating to, this Agreement or any claimed breach of this Agreement, except for claims of Galaxy which, have been waived by its acceptance of final payment, shall be decided by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association then in effect unless the parties mutually agree otherwise. This agreement to arbitrate shall be specifically enforceable.

21.2 DEMAND FOR ARBITRATION.

        Notice of demand for arbitration shall be filed in writing with the other party to this Agreement and with American Arbitration Association. The demand for arbitration shall be made within thirty (30) days after written notice of the claim, dispute or other matter in question has been given, and in no event shall it be made after the when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations, whichever occurs first. The location of the arbitration proceeding shall be Jackson, Mississippi.

21.3 AWARD.

        The award rendered by the arbitrator(s) shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction.

21.4 SAME ARBITRATORS.

        At the election of Tritel, any arbitration proceeding instituted by either party under this Agreement may be consolidated with any other arbitration proceeding then or thereafter pending between either party and any other person or entity if the respective arbitrations involve similar questions of fact or law or arise out of any work done or services supplied for the design or construction of the Project.

21.5 EXCEPTIONS.

        This agreement to arbitrate shall not apply to any claim of contribution or indemnity asserted by one party of this Agreement against the other party and arising out of an action brought in a state or federal court or in arbitration by a person who is under no obligation to arbitrate the subject matter of such action with either of the parties to this Agreement, or who does not consent to such arbitration.

SECTION 22. COUNTERPARTS.

        This Agreement may be executed in two or more counter parts that together shall constitute a single agreement.

SECTION 23. HEADINGS.

        The headings contained in this Agreement are for ease of reference and shall not affect the interpretation or meaning of this Agreement.

SECTION 24. PUBLICITY.

        So long as this Agreement is in effect, neither Galaxy, World Access, Inc. nor any of their affiliates, officers, directors, employees or agents shall issue any press release or otherwise make any public statement with respect to the existence of this Agreement or the subject matter of this Agreement without the prior written consent of Tritel.

SECTION 25. LIMITATION OF LIABILITY.

        Except for the liquidated damages and other payment undertakings of Galaxy as set forth in Section 1.9, expenses of arbitration and awards of attorneys fees and expenses, in no event shall Galaxy be liable under this Agreement for: (i) special, incidental or consequential damages (including loss of profits) regardless of legal theory advanced, whether foreseen or unforeseen; or (ii) an amount exceeding the price of Services rendered through the date of any termination or expiration of this Agreement.

SECTION 26. FORCE MAJEURE.

        In the event a party's performance of an obligation hereunder is rendered impossible or commercially impractical (rather than simply delayed) due to causes beyond its control and without its fault or negligence, including, but not limited to, acts of God, war (including civil war), civil unrest, acts of government, fire, floods, explosions, inclement weather, epidemics, quarantine restrictions, interplanetary catastrophes, strikes or labor unrest (of third parties but not of such party), material shortage, or delays in transportation, such party's performance of such obligation shall be excused.

The parties have executed this Agreement as of the date first set forth above.

                           TRITEL COMMUNICATIONS, INC.


                           By:______________________________
                              Name:   Jerry M. Sullivan, Jr.
                              Its:    Executive Vice President
                                            Chief Operating Officer


                           Address:
                           1410 Livingston Lane
                           Jackson, Mississippi 39213-8003
                           Attn: Jerry M. Sullivan, Jr.


                           GALAXY PERSONAL COMMUNICATIONS  SERVICES, INC.


                           By:______________________________
                              Name: Linda S. Rothermel
                              Its: Director  Sales and Marketing


                           Address:
                           1075 Windward Ridge Parkway, Suite 100
                           Alpharetta, GA 30005
                           Attn: Linda S. Rothermel

                                    EXHIBIT A

                         GENERAL DESCRIPTION OF SERVICES


        1.0 WIRELINE COORDINATION

The scope of the coordination will be dependent on the type of link selected on a site by site basis. Galaxy will recommend which is most appropriate for each site. Galaxy will use MapInfo to generate maps to show the planned sites and the following information: location, site number, tower height, and logical connectivity.

        1.1 LEASED LINE DESIGN

        Galaxy will determine the type of service required for a particular site and request the service provider to provision for the link. A basic site sketch will be drawn and furnished to the Leased Line provider with recommendations and service requirements. This process encompasses a Service Inquiry, Service Order, coordination of Civil Ready Dates, the Customer Desired Due Date (CDDD), and delivery of the Leased Line to the site. Galaxy will be responsible for and act as the Operator's Representative in all aspects of provisioning Leased Line facilities to the sites excluding execution of lease agreements with service providers. Follow-up with provider will be documented and any deviation from Request for Service date will be forwarded to Operations personnel.

        Based on the information supplied by the Leased Line Provider, integrated with the construction schedule, Galaxy will prepare and maintain a Facilities Deployment Schedule that will be utilized in network deployment with regards to the Fixed Network Department.

        While testing and reliability of the leased line will be the responsibility of the service provider, Galaxy will evaluate the results of any tests as available and will accept or reject any such service as appropriate.

        2.0 IN-MARKET ENGINEERING

Galaxy will communicate transport requirements to Tritel's construction manager via sketches showing distances and requirements unique to that location. Serving Telephone Companies will also be noted. At that time an initial plan and route is selected for site service and delivery of Leased Line facilities. Galaxy engineers will survey every site to determine optimal routing and least cost. The engineer will make determinations in the field, which will then be integrated into the overall network plan. All field data will be evaluated for accuracy and efficiency.

        2.1 FIELD COORDINATION OF FACILITY ROUTING

        Galaxy will attend an on-site review of the preferred site and conduct initial field survey and assessment of the leased line routing. Documentation in the form of CellSite Survey will be recorded.

        In order to meet the requirements for expedient site activation, Galaxy will recommend construction methods that will minimize local telephone company construction requirements, local permitting requirements, and maximize the use of Company's site development contractors in such a way that site connectivity of any type of installation will be handled in an expeditious manner.

        2.2 PUNCH LISTS AND PROBLEM RESOLUTION

        Individual site hand over visits may be required to verify substantial completion of network facilities and/or resolution of network roadblocks. In this event, Galaxy will dispatch a Network Engineer for this purpose. This individual will be responsible to facilitate resolution of the problems by interfacing with the Telco, Program Management and the Site Contractor as necessary.

3.0 SITE DOCUMENTATION

Galaxy will prepare a basic schematic of connectivity from the BTS site to the outside plant and forward this to the client and the service provider. Client personnel can then use this schematic for maintenance and ordering purposes at the site. This sketch is not intended to replace the A&E civil drawings.

4.0     DEPLOYMENT COORDINATION

Galaxy will attend deployment meetings in each market as required to ensure the seamless integration of transport facilities into the wireless network. Input from these meetings will be used to direct the work and appropriately schedule the delivery of facilities to the sites.

5.0 PROJECT DOCUMENTATION

Galaxy will compile a detailed CELLSITE FACILITIES RECORD, which will be available in both hard and soft copy:

   o CellSite Survey (site sketch)
   o Digital site photo
   o Site data (location, building management contact, lock combination, etc.)
   o T-1 Routing Design (as needed for Rooftop sites)
   o LEC and Power Company contact names & numbers

        Leased Line Site (as required, if microwave is not selected)

   o Service Inquiry
   o T-1 Service Order
   o Service provider quotes
   o MapInfo Plot of Topology
   o CFA assignment(s)
   o Client and Service Provider Circuit IDs

Microwave Site Documentation (as required)

   o Path survey
   o Path design
     o Equipment and waveguide specifications
     o Transmission power
   o Frequency report
   o FCC application and certificate
   o Testing and installation documentation
   o Digital photos

6.0 DATABASE MANAGEMENT

Galaxy will use its proprietary database to document data on a per site basis. The database will also facilitate ordering and mapping associated with provisioning. Standard reports are available; however, customized reports can be developed for the client. Tritel would be charged an hourly rate to develop customized reports upon Tritel's request. To ensure swift deployment, the database includes RBOC tariffs in all 50 states, updated monthly.

7.0 SERVICES

        7.1 TURNKEY MICROWAVE SERVICES

               7.1.1  PRELIMINARY FEASIBILITY STUDY

                 A course grade microwave feasibility study shall be done to verify path viability utilizing USGS Quad maps to assess all potential obstructions along the path and determine preliminary antenna heights. Upon successfully passing the feasibility study, Galaxy will conduct a complete microwave path survey to insure path integrity.

               7.1.2 MICROWAVE PATH AND SITE SURVEYS

                 When the transport medium chosen is microwave and the feasibility has been determined, Galaxy will establish the estimated necessary microwave antenna centerlines. The availability of transmission capacity from the site to a hub facility will then be confirmed. As an incremental pass-through charge, arrangements for a structural capacity review of the tower to support the microwave antenna at the necessary height will be performed.

               7.1.3 MICROWAVE PATH DESIGN

                 Galaxy will run a computer-based model to assess microwave transmission attenuation. This same model will also calculate the required antenna design, transmitter power, and wave guide type. This process will serve as a verification of equipment recommendation from Galaxy. Based on this comparison, Galaxy will prepare equipment specifications with the path design attached and will forward to the owner's Equipment Management for procurement. Galaxy will provide a Technical Survey Report.

               7.1.4 FREQUENCY COORDINATION AND LICENSING PREPARATION

                 Galaxy will arrange for the frequency coordination necessary for transmitting. Galaxy will complete and submit the FCC License application and follow up with the FCC to obtain the acceptance certificate.

               7.1.5 INSTALLATION ENGINEERING AND SPECIFICATION

                 Once the path design, equipment selection, and tower coordination has been completed and authorized by Company, Galaxy will deploy an installation team into the field to install all necessary hardware and radios. This team will perform all required tests in order to ensure reliability and complete satisfaction by Company.

               7.1.6 SITE COMMISSIONING AND DOCUMENTATION

                 All installation and engineering procedures will be documented. This information along with Digital site photos will be provided in a concise professional format (hard and soft copy) to Company after commissioning.

8.0 INTERCONNECTION WITH PSTN

The determination of LEC Access Tandems and the Interexchange Carriers (IXCs) Point-of-Presence (POPs) locations in each Local Access Transport Area (LATA) is the first phase in the PSTN design. The location of these points will drive the location of the Mobile Switching Center (MSC), given that the closer the MSC is to these points, the lower the cost of wireline transmission. Galaxy will compare real estate cost with transmission costs in the placement of the MSC.

Most metropolitan LATAs have two Access Tandem locations that might be used for connection. Tritel should plan to connect to each for diversity purposes and to obtain better Virtual Rate Center (VRC) coverage.

Each NXX obtained by Tritel must be tied to an exchange within the LATA for rating purposes. In some LECs, a different VRC may be used for each NXX obtained by Tritel while in others, Tritel will be allowed only one VRC per Access Tandem. A unique VRC for each NXX obtained would help Tritel establish different rating zones within a LATA to:

o  minimize costs for wireline customers calling Tritel wireless customers
o  minimize Tritel's mobile-to-land costs.

Galaxy assumes that a minimum of one NXX per LATA will be necessary for launch, depending on the requirements of each situation.

In order to obtain NXX codes for Tritel through the LEC, Galaxy will assist with and require:

o  Tritel Access Customer Name Abbreviation (ACNA)
o  Operating Company Number (OCN)
o  Exact address of the switch
o  V & H coordinates of the switch
o  CLLI code for the MSC site
o  Tritel POP site in other LATAs

Galaxy will develop procedures to obtain NXX codes in LATAs in and outside the MSC location. In some cases, the LEC will require Tritel to obtain a Point-of-Presence (POP) before Galaxy can secure these NXXs. Alternatively, using an IXC puts Tritel at risk should Tritel want to change carriers in the future. Thus, the ideal location would be the LEC wire center near all IXC POPs. During the interim, Tritel should attempt to use the BTS site on a building closest to the Access Tandem or the End Office to connect to in that LATA.

Galaxy does not anticipate a need for equipment at this location, but Tritel should obtain enough space to allow cross-connects and additional equipment that can be installed to support future growth.

Lead times to order an NXX block of 10,000 numbers through LECs is about 66 days.

To determine the PSTN connections needed, we recommend reviewing Bellcore Technical Reference TR-NPL-000145, Issue 2, dated December 1993.

In the early stages of Tritel's network development. it is assumed most traffic will be sent and received from the LEC Access Tandem using Type 2A circuits. Some LECs require that these circuits be directionalized, meaning that separate trunk groups are established to and from the tandem. Some LECs also require a separate equal access trunk group labeled Type 2T or 2AT.

Type 2B circuits directly to end offices may be used at a later date as traffic loads dictate. Costs would be the driving factor that would determine whether these circuits would be installed. Economic analysis will be used at the appropriate time to determine when to install such circuits.

Galaxy assumes that Tritel will use a selected carrier or carriers for branded long distance service. Whether direct trunks will be installed to other long distance carriers would again be a function of traffic loads. The LATA Access Tandem will have connections to all long distance carriers serving the area and until loads build to a point of dictating direct connections, traffic for these carriers should be handled using the tandem.

Most LECs require a Type 1 trunk group to handle 800, N11, 1+, 0+, and 0-traffic. Galaxy will make application for and secure this trunk group.

After Tritel has developed trunking requirements for E911, Directory Assistance
(DA), Directory Assistance Call Completion (DACC), Operator Services, and call volume, Galaxy will make application for and process all required paperwork. Galaxy will then track status and ensure that Operations personnel are notified of installation and test dates. These requirements will drive the MSC trunking for each LATA within a market. Tritel will need to determine the LATAs to be served at launch and LATAs for later implementation. Access Tandem connections in each LATA served will generally be required. If only a small portion of the LATA is to be covered, a Type 1 connection to an end office will be recommended.

E911 needs in each LATA must be carefully investigated. Galaxy recommends and will implement connection for E911 through a dedicated NXX for E911 use where Tritel would outpulse NXX-XXXX as the called number. The NXX indicates Tritel and the XXXX indicates the sector of call origination. ANI would not be sent.

E911 requirements may change as the FCC refines a method of pinpointing the location of wireless stations. Implementing these methodologies would be outside this scope of work.

9.0 SUBCONTRACTING

Galaxy may elect to subcontract some components of the scope of work for fixed network services. In such a circumstance, Tritel shall have the right to approve the contracting firm or personnel and shall not unreasonably withhold approval. Any subcontractors will be managed directly by Galaxy personnel to ensure consistent quality in service delivery to Tritel.

10.0 RESPONSIBILITY OF PARTIES

With respect to Fixed Network services, Galaxy's efforts will be subject to changes, requests, or acts of Tritel, the Program Manager, or other Parties given responsibility for aspects of the Fixed Network Services. Galaxy is not liable for liquidated damages or delay penalties due to changes to the progress schedule or acts and omissions made by other parties outside Galaxy's control that impede or delay Galaxy's ability to complete work activities.

                                    EXHIBIT B

                                  COMPENSATION


B.1 FEE SCHEDULE

Galaxy Engineering offers a per site list price that includes:

o  Implementation as defined in Sections 1 through 6
o  Interconnection as defined in Section 8

The list price per site for implementation is[CONFIDENTIAL TREATMENT REQUESTED]. However, because the volume of sites requested by the client exceeds 1200, and because of the significant RF work also being completed for the client, we are pleased to offer a reduction, itemized per site as follows:

o  Per Site Implementation Fee:        [CONFIDENTIAL TREATMENT REQUESTED]
o  Per Site Interconnect Fee           [CONFIDENTIAL TREATMENT REQUESTED]

As site redesign becomes necessary, the fee per each site redesign will be [CONFIDENTIAL TREATMENT REQUESTED].

Microwave design and installation:

     Number of Paths              Price Per Path for Design & Installation
     ---------------              ----------------------------------------
        1--25                                 [CONFIDENTIAL TREATMENT REQUESTED]
         26+                                  [CONFIDENTIAL TREATMENT REQUESTED]

If microwave is selected as the transport medium, Tritel will be charged for the first site implementation milestone for the applicable percent of the per-site fee for achieving the first milestone. In addition, Tritel will be charged for the price per path listed above.

This fee schedule and the following hourly rates are valid for fixed network projects of greater than 1200 sites.

B.1.2 TRAVEL AND OFFICE EXPENSES

Travel Expenses and accommodations away from Atlanta, GA including coach airfare will be passed through to the client. One rental vehicle for each Galaxy employee deployed in the market. Galaxy personnel will be allotted one trip home per month. Galaxy per diem rates are per standard 1998 U.S. Government CONUS rates for the market that work is being performed in. Extraordinary travel required by Tritel outside of travel between the markets and Atlanta will be billed at actual costs plus an [CONFIDENTIAL TREATMENT REQUESTED] processing fee.

Office Expenses will be passed through at cost, where applicable. Office space outside of Atlanta (set up upon Tritel's request) will be billed to or arranged by Tritel at Tritel's discretion.

B.1.3   HOURLY RATES FOR OUT OF SCOPE SERVICES

The following Hourly Rates apply to work performed upon client request that is outside the scope of this proposal. Listed below are the personnel expected to work full-time on this project upon acceptance by the client.

        DESCRIPTION                         HOURLY RATE
        -----------                         -----------

        FIXED NETWORK MANAGER               [CONFIDENTIAL
                                             TREATMENT
                                             REQUESTED]

        SYSTEM INTEGRATOR                   [CONFIDENTIAL
                                              TREATMENT
                                             REQUESTED]

        FIXED NETWORK ADMINISTRATOR         [CONFIDENTIAL
                                              TREATMENT
                                             REQUESTED]

        OSP SUPERVISOR                      [CONFIDENTIAL
                                              TREATMENT
                                             REQUESTED]

        FIELD TECHNICIANS--IN MARKET         [CONFIDENTIAl
                                              TREATMENT
                                             REQUESTED]

        CAD/MAPINFO COORDINATOR             [CONFIDENTIAL
                                              TREATMENT
                                             REQUESTED]

B.2 ASSUMPTIONS

o  Site Acquisition Request forms will be released in clusters.
o  Site Acquisition Service Providers will release sites in clusters.
o  Galaxy will release sites to construction in clusters.
o  Galaxy will coordinate weekly status meetings.
o  Galaxy will request competitive bids for site construction.
o Consultants will be retained directly by the owner for the following services: FAA Evaluations, FCC requirements, Microwave Relocation, and Tower De-tuning Analyses.

o The Client will provide Equipment Vendor information as requested to complete these scopes of services.
o Galaxy is to be named as an additional insured on all required certificates of insurance from contractors, consultants, and vendors involved in the project.

B.3 PAYMENT TERMS

The terms of Galaxy's payment structure is Net 30 days upon receipt of invoice unless Tritel elects the financing option set forth in the Agreement. Invoices shall be rendered according to the following milestones:

                  Fixed Network Engineering Payment Milestones

Milestone:                                                                           Fee:
----------------------------------------------------------------------------------------------
o       Project Initiation                                                 [CONFIDENTIAL
                                                                           TREATMENT REQUESTED]
o       Service Inquiry Form Issued                                        [CONFIDENTIAL
                                                                           TREATMENT REQUESTED]
o       Order Placed                                                       [CONFIDENTIAL
                                                                           TREATMENT REQUESTED]
o       Delivery of T-1 or 90 days after Order Placement                   [CONFIDENTIAL
                                                                           TREATMENT REQUESTED]
o       Site Documentation Submitted to Tritel or 90 days after T-1        [CONFIDENTIAL
        Delivery                                                           TREATMENT REQUESTED]

Invoices shall initially be based on the parties' mutual good faith estimate of the total cell sites required in the market(s) in which Services have been commenced and which are the subject of the invoices ("Initial Invoice"). If actual cell site counts differ from the estimated count used to calculate Initial Invoice amounts:

I) The excess amount invoiced, if any, shall be payable by Galaxy to Tritel as follows:

    i)    if the Initial Invoice terms were net 30, like terms apply;

    ii) if the Initial Invoice terms were under the Financing Plan, the excess shall be subtracted from the Initial Invoice amount financed and payment structure will be adjusted accordingly, with credit given for any excess interest charges accrued;

    iii) at Tritel's option, the excess shall be rendered in equivalent Services value on a time and materials basis.

II) The amount of deficiency in the invoice total, if any, shall be payable by Tritel as follows:

    i)    if the Initial Invoice terms were net 30, like terms apply;

    ii) if the Initial Invoice terms were under the Financing Plan, net 30 terms apply.

As soon as the actual number of cell sites to be constructed in such markets is determined by Tritel invoices shall thereafter be based on the actual cell site count rather than the estimate.

                                   EXHIBIT C

      MILESTONE COMPLETION AND GENERAL ACCEPTANCE CRITERIA OF FIXED NETWORK
              ENGINEERING DELIVERABLES FOR TRITEL WIRELESS MARKETS

The following conditions, when fulfilled, define Milestone completion and Acceptance Criteria for the Services ("Acceptance"). Tritel acknowledges and accepts that failure to adhere to the Acceptance Criteria unless otherwise authorized in writing by Galaxy shall constitute waiver of all Tritel' s claims against Galaxy for subsequent delays or failures in network performance.

Acceptance Criteria:

In-Market Engineering/Implementation Phase

i. Galaxy's Fixed Network Implementation phase will begin when Tritel gives authorization to Galaxy to issue Service Inquires.
ii. The issuance of a Service Inquiry Form will signify the first milestone for Fixed Network Site Implementation.
iii. The second milestone for Fixed Network Site Implementation is achieved when the T-1 is ordered (leased line or microwave).
iv. The third milestone for Fixed Network Site Implementation is the delivery of the T-1, including testing and acceptance.
v. The fourth milestone for Fixed Network Site Implementation is the delivery of the Fixed Network Site Implementation documentation, "Site Book."
vi. Galaxy's Fixed Network Implementation phase will conclude in each BTA when for 3 consecutive months the number of sites ordered in that market is less than 5% per month of the total initial Search Areas deployed.

Terms
o Any contractual obligations made with carriers will be the sole responsibility of Tritel. All carrier equipment purchases and/or lease agreements will be the sole responsibility of Tritel. Galaxy will, at Tritel's discretion, issue all purchase orders to carriers/vendors.
o In order to process T-1 orders some carriers will require valid E911 addresses. It will be Tritel's responsibility (via a Site Acquisition Contractor) to obtain and provide valid addresses to Galaxy.
o Charges required by a Carrier due to: Special Construction, cancellations, delays (outside the control of Galaxy Engineering) or repeated installation trips will be the responsibility of Tritel.

Interconnection Phase

i. The Interconnection phase will begin simultaneously with the Fixed Network Design phase.

ii. Galaxy applies for NXX(s) in each LATA. A requirement for Galaxy to begin application is that Tritel or its design agent establish the location of the MSC for Type 1 Circuit Application.
iii. Trunks Ordered (following marketing input):

Terms
o Tritel Interconnection objectives (Operator Services, 0+, 0-, 555-1212, Area Wide Calling Plans, IT circuits, etc.) will need to be established before the interconnect phase can begin.
o The minimum processing time for NXX's is 66 days. Galaxy Fixed Network Engineering will require specific information from Tritel as outlined in
    Section 8 of the Scope of Services in order to obtain NXX's for each LATA.
o The Interconnection phase will conclude simultaneously with the Fixed Network Implementation phase. At such time when the Fixed Network Implementation phase has concluded, Galaxy Engineering will support the hand-off of all interconnect data to permanent Tritel Operations personnel.